    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
                   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          WESTERN WIRELESS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            WASHINGTON                                       91-1638901
  (State or Other Jurisdiction of                         (I.R.S. Employer
   Incorporation or Organization)                      Identification Number)

                                   ----------

                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (425) 313-5200
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                              ALAN R. BENDER, ESQ.
                     SENIOR VICE PRESIDENT, GENERAL COUNSEL
                          WESTERN WIRELESS CORPORATION
                             2001 NW SAMMAMISH ROAD
                           ISSAQUAH, WASHINGTON 98027
                                 (425) 313-5200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for service)

                                   ----------

                                   Copies to:
                            G. SCOTT GREENBURG, ESQ.
                            RICHARD A. MONTFORT, ESQ.
                            PRESTON GATES & ELLIS LLP
                              5000 COLUMBIA CENTER
                                    701 FIFTH
                            SEATTLE, WASHINGTON 98104
                                 (206) 623-7580

================================================================================

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under he Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE

Title of Each Class                            Proposed Maximum       Proposed Maximum
of Securities to be         Amount to be       Offering Price Per     Aggregate Offering    Amount of
Registered                  Registered         Share*                 Price*                Registration Fee*
----------                  ----------         ------                 ------                -----------------
Class A Common            1,600,000 shares     18.125                 $29,000,000.00        $ 8,787.88
Shares, no par value
 per share

---------
*Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on November 4, 1997, as reported on the Nasdaq Stock Market.

================================================================================

                 The Index to Exhibits is located at Page II-4.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION..........................................................2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..............................2

THE COMPANY....................................................................3

USE OF PROCEEDS................................................................3

SELLING SHAREHOLDERS...........................................................4

PLAN OF DISTRIBUTION...........................................................4

LEGAL MATTERS..................................................................5

EXPERTS........................................................................5

INFORMATION NOT REQUIRED IN PROSPECTUS......................................II-1

SIGNATURES..................................................................II-3

INDEX TO EXHIBITS...........................................................II-4

                  SUBJECT TO COMPLETION, DATED NOVEMBER 7, 1997

                                   PROSPECTUS


                                     [LOGO]
                          WESTERN WIRELESS CORPORATION
              1,600,000 Class A Common Shares No Par Value Per Share


                    ----------------------------------------

        This Prospectus relates to up to 1,600,000 Class A Common Shares, no par value per share (the "Class A Common Shares") of WESTERN WIRELESS CORPORATION, a Washington corporation ("Western Wireless"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). Western Wireless will not receive any of the proceeds from the sale of the Class A Common Shares. Western Wireless will bear the costs relating to the registration of the Class A Common Shares estimated to be approximately $20,000.

        The Class A Common Shares are registered as a result of the merger of Minnesota Cellular Corporation, a Delaware Corporation, which is a wholly owned subsidiary of Western Wireless, with and into Triad Investment Minnesota, Inc., a Delaware corporation ("TIM") and related transactions (the "Merger"). Pursuant to the Merger, Western Wireless agreed to register the Class A Common Shares received by the Selling Shareholders in connection with the Merger.

        The Class A Common Shares are traded on the Nasdaq Stock Market under the symbol WWCA. The average of the high and low prices of the Class A Common Shares as reported on the Nasdaq Stock Market on November 4, 1997 was $18 1/8 per Common Share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION,
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                The date of this Prospectus is November __, 1997

All of the securities to be registered hereby are to be offered for the account of security holders.

                              AVAILABLE INFORMATION

        Western Wireless is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Western Wireless are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Western Wireless, that file electronically with the Commission. The Class A Common Shares are traded as "National Market Securities" on the Nasdaq National Market. Material filed by Western Wireless can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                       -----------------------------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by Western Wireless with the Commission are incorporated by reference in this Prospectus:

        1. Western Wireless's Annual Report on Form 10-K for the year ended December 31, 1996.

        2. Western Wireless's Quarterly Report on Form 10-Q for the period ended September 30, 1997.

        3. Western Wireless's Proxy Statement dated April 25, 1997.

        4. The description of the Class A Common Stock and the Class B Common Stock of Western Wireless which is contained in the registration statement of Western Wireless filed on Form S-1, Registration No. 2342, dated May 22, 1996.

        All documents filed by Western Wireless pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A Common Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

        Western Wireless hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Western Wireless Corporation, 2001 NW Sammamish Road, Issaquah, Washington, 98027; telephone number (425) 313-5200.

        No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Western Wireless. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Western Wireless since the date hereof.

                      ------------------------------------

        This Prospectus constitutes a part of a Registration Statement which Western Wireless has filed with the Commission under the 1933 Act, with respect to the Class A Common Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to Western Wireless and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

        Western Wireless Corporation (the "Company") provides wireless communications services in the western United States. The Company owns cellular and PCS licenses for a geographic area covering approximately 59% of the continental United States. In its cellular and PCS markets, the Company served a combined 527,300 subscribers at September 30, 1997.

        The Company holds 87 cellular licenses and owns and operates cellular communications systems in 16 Metropolitan Statistical Areas ("MSAs") and 71 Rural Service Areas ("RSAs") covering an aggregate population of approximately
7.0 million persons. The RSAs include 12 markets acquired through the Company's October, 1997 acquisition of certain assets of Triad Cellular Corporation and affiliates (the "Triad Acquisition"). In excess of 55,000 cellular subscribers were added as a result of the Triad Acquisition. In its cellular markets, the Company uses the CELLULAR ONE (R) brand name.

        The Company holds 115 broadband personal communications services ("PCS") licenses and operates PCS communications systems in seven Major Trading Areas ("MTAs") covering an aggregate population of approximately 19.5 million persons. During the first three quarters of 1997, the Company obtained 100 of its broadband PCS licenses for Basic Trading Areas ("BTAs") in the Federal Communication Commission's ("FCC") D and E Block auctions and acquired an additional 8 PCS Licenses for BTAs through the Triad Acquisition. The Company has not yet commenced operations in any of such BTA markets. Cook Inlet Western Wireless PV/SS PCS, LP ("Cook Inlet PCS"), a partnership in which the Company holds a 49.9% limited partnership interest, owns broadband PCS licenses in 21 Basic Trading Areas ("BTAs") including 7 that were acquired in the FCC F Block auction during the first quarter of 1997. Cook Inlet PCS initiated service in the Tulsa, Oklahoma BTA in June 1997. In its PCS markets, the Company uses the internationally-proven Global System for Mobile Communications ("GSM") technology as the network standard and operates under its proprietary VoiceStream(R) brand name.

        Western Wireless is a Washington corporation and its principal executive offices are located at 2001 NW Sammamish Road, Issaquah, Washington, 98027; telephone number (425) 313-5200.

                                 USE OF PROCEEDS

        Western Wireless will not receive any proceeds from the sale of the Class A Common Shares offered hereby; nor will such proceeds be available for Western Wireless's use or benefit.

                              SELLING SHAREHOLDERS

        All of the Class A Common Shares described in this Prospectus will be owned immediately after registration by the individuals and entities listed below. All of the shares offered below were acquired in connection with the Merger. None of the Selling Shareholders has a material relationship with Western Wireless. Information relating to percentage beneficially owned prior to and following the offering is based on an aggregate of 71,667,014 shares of Class A Common Stock and Class B Common Stock outstanding.

                                                 Western Wireless
                                                Shares Beneficially
                                              Owned Prior to Offering                            Western Wireless
Name of Selling     Shares to be Received   including Shares Received in    Shares Which May    Shares Beneficially
Shareholders (1)      in Connection with      Connection with Merger           be Offered        Owned After Sales
----------------         the Merger             Number       Percentage        ----------      Number      Percentage
                         ----------             ------       ----------                        ------      ----------
Media/Communications      1,242,784          2,893,041(3)        4.0%        1,242,784        1,650,257        2.3%
Partners II
Limited Partnership

Media/Communications         42,176            122,355(4)        (2)            42,176           80,179        (2)
Investors
Limited Partnership

Barry B. Lewis              179,363            250,663           (2)           179,363           71,300        (2)

Craig W. Viehwig            119,610            119,610           (2)           119,610                0        (2)

Terry E. Purvis              16,067             16,067           (2)            16,067                0        (2)
                          ---------          ---------                       ---------
        TOTAL                                                                1,600,000

----------
(1) None of the Selling Shareholders held any office with Western Wireless during the last three years.

(2) Less than 1%.

(3) Shares held prior to offering include 1,026,869 shares of Class B Common Stock, none of which is offered hereby.

(4) Shares held prior to offering include 48,576 shares of Class B Common Stock, none of which is offered hereby.

                              PLAN OF DISTRIBUTION

        Western Wireless has been advised by each Selling Shareholder that each Selling Shareholder expects to offer his, her or its Class A Common Shares to or through brokers and dealers and underwriters to be selected by the Selling Shareholder from time to time. In addition, the Class A Common Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Shareholder may pledge all or a portion of the Class A Common Shares owned by him, her or it as collateral in loan transactions. Upon default by any such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus. Each Selling Shareholder also may enter into exchange traded listed option transactions which require the delivery of the Class A Common Shares listed hereunder. Each Selling Shareholder may also transfer Class A Common Shares owned by him, her or it in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Class A Common Shares are made may be deemed to be

"underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

                                  LEGAL MATTERS

        The validity of the Class A Common Shares offered hereby will be passed upon for Western Wireless by Preston Gates & Ellis LLP, 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104. As of the date hereof, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Western Wireless own less than 50,000 Class A Common Shares.

                                     EXPERTS

        The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance of said firm as experts in giving said reports.

                                     Part II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


        The expenses relating to the registration of Shares will be borne by the registrant. Such expenses are estimated to be as follows:

        Registration Fee -- Securities and Exchange Commission   $ 8,788
        Accountants' Fees                                        $ 1,000
        Legal Fees                                               $ 6,000
        Miscellaneous                                            $ 4,222
                                                                 -------
        Total                                                    $20,000

Item 15.  Indemnification of Directors and Officers.

        Section 23B.08.510 of the Revised Code of Washington authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Company's Articles of Incorporation and Bylaws require indemnification of the Company's officers and directors to the fullest extent permitted by Washington law. The Company also maintains directors' and officers' liability insurance.

        The Company's Bylaws and Articles of Incorporation provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the "Washington Business Act") of the State of Washington, as amended from time to time, indemnify all directors and officers of the Company. In addition, the Company's Articles of Incorporation contains a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damages arising out of a breach of fiduciary duty. Under Washington law, this provision eliminates the liability of a director for breach of fiduciary duty but does not eliminate the personal liability of any director for (i) acts or omissions of a director that involve intentional misconduct or a knowing violation of law, (ii) conduct in violation of Section 23B.08.310 of the Revised Code of Washington (which section relates to unlawful distributions) or (iii) any transaction from which a director personally received a benefit in money, property or services to which the director was not legally entitled.

        The Company has entered into separate indemnification agreements with each of its directors and executive officers.

Item 16.  List of Exhibits.

        The Exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 17.  Undertakings.

        The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the 1933 Act;

        (ii) To reflect in the prospectus any facts or events after the effective date of this registration statement (or the recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Western Wireless pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 6th day of November, 1997.

                                            WESTERN WIRELESS CORPORATION

                                            By /s/ ALAN R. BENDER
                                            ------------------------------------
                                            Alan R. Bender
                                            Senior Vice President, General
                                            Counsel


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on November 6, 1997 by the following persons in the capacities indicated.

SIGNATURES                                  TITLE
----------                                  -----


/s/  JOHN W. STANTON                        Chairman, Chief Executive Officer
-------------------------------             and Director (Principal Executive
John W. Stanton                             Officer


/s/  DONALD GUTHRIE                         Vice Chairman and Chief Financial
-------------------------------             Officer (Principal Accounting
Donald Guthrie                              Officer)


/s/            *                            Director
-------------------------------
John L Bunce, Jr.


/s/            *                            Director
-------------------------------
Mitchell R. Cohen


/s/            *                            Director
-------------------------------
Daniel J. Evans


/s/            *                            Director
-------------------------------
Jonathan M. Nelson


/s/            *                            Director
-------------------------------
Terence M. O'Toole


*By /s/  ALAN R. BENDER
-------------------------------
Alan R. Bender
Attorney-in-Fact

                                INDEX TO EXHIBITS


Exhibit No.    Description                                        Page
-----------    -----------                                        ----
3              Articles of Incorporation                          *

5              Opinion of Counsel re: legality                    See attached.

23.1           Consent of Arthur Andersen LLP as
               Independent Accountants                            See attached.

23.2           Consent of Preston Gates & Ellis LLP               See Exhibit 5.

24             Power of Attorney                                  See attached.


----------
      * Incorporated by reference from Exhibit No. 3.1 to the registration statement of Western Wireless filed on Form S-1, Registration No. 2342, dated May 22, 1996.